EXHIBIT 99

PRESS RELEASE DATED OCTOBER 25, 2017

Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519

FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES
THIRD QUARTER 2017 RESULTS
AND A 25% INCREASE IN THE CASH DIVIDEND

NOTABLE ITEMS INCLUDE:

•	DILUTED EARNINGS PER SHARE INCREASED 6.3% OVER THE COMPARABLE 2016 QUARTER

•	NET INTEREST INCOME INCREASED 4.2%, OVER THE COMPARABLE 2016 QUARTER

•	ORIGINATED LOANS HELD-FOR-INVESTMENT, NET, INCREASED 10.1% YEAR-TO-DATE

•	ASSET QUALITY REMAINS STRONG WITH NONPERFORMING ASSETS AT 0.16% OF TOTAL ASSETS AND NON PERFORMING LOANS AT 0.18% OF TOTAL LOANS

•	CAPITAL REMAINS STRONG AT 16.1% OF TOTAL ASSETS

•	INCREASED CASH DIVIDEND BY 25% TO $0.10 PER SHARE OF COMMON STOCK, PAYABLE NOVEMBER 22, 2017 TO STOCKHOLDERS OF RECORD AS OF NOVEMBER 8, 2017

WOODBRIDGE, NEW JERSEY, OCTOBER 25, 2017....NORTHFIELD BANCORP, INC. (NasdaqGS:NFBK), the holding company for Northfield Bank, reported diluted earnings per common share of $0.17 and $0.57 for the quarter and nine months ended September 30, 2017, respectively, compared to diluted earnings per common share of $0.16 and $0.39 for the quarter and nine months ended September 30, 2016, respectively. In the first quarter of 2017, the Company adopted Accounting Standards Update No. 2016-09, Compensation - Stock Compensation (Topic 718) (“ASU 2016-09”), which resulted in a $2.3 million, or $0.05 per diluted share, reduction in income tax expense for the nine months ended September 30, 2017. Earnings for the nine months ended September 30, 2017, also reflect $1.5 million, or $0.03 per diluted share, of tax-exempt income from bank owned life insurance proceeds in excess of the cash surrender value of the policies, recorded in the first quarter of 2017. Earnings for the nine months ended September 30, 2016, included merger-related expenses associated with the acquisition of Hopewell Valley Community Bank (“Hopewell Valley”) of approximately $2.4 million, net of tax, or $0.05 per basic and diluted share.
John W. Alexander, Chairman and Chief Executive Officer, commented, “Executing on fundamentals remains the key to continued solid performance. Originated loans held for investment, net, have increased over 2.6% for the quarter, and 10% year-to-date, while underwriting standards and asset quality remained strong with non-performing loans to total loans dropping to 18 basis points. Efficiency remains a driver of core operating performance as we continue to focus on managing our operating expenses while increasing our net interest and non-interest income, resulting in an efficiency ratio of 56.16% for the quarter as compared to 60.09% in the prior year quarter.”
Mr. Alexander further noted, “In recognition of our continued strong operating results and capital position, the Board of Directors determined that an increase in our quarterly dividend was warranted. Accordingly, the Board has declared a dividend of $0.10 per common share, a 25% increase in the quarterly dividend, to be payable on November 22, 2017, to stockholders of record on November 8, 2017.”

Results of Operations
Comparison of Operating Results for the Three Months Ended September 30, 2017 and 2016

Net income was $8.1 million and $7.3 million for the quarters ended September 30, 2017, and September 30, 2016, respectively. Significant variances from the comparable prior year quarter are as follows: a $1.1 million increase in net interest income, a $16,000 increase in the provision for loan losses, a $52,000 decrease in non-interest income, a $549,000 decrease in non-interest expense, and a $743,000 increase in income tax expense.

Net interest income for the quarter ended September 30, 2017, increased $1.1 million, or 4.2%, primarily due to a $151.1 million, or 4.3%, increase in our average interest-earning assets, partially offset by a one basis point decrease in our net interest margin to 2.97%. The increase in average interest-earning assets was primarily attributable to an increase in average loans outstanding of $254.8 million, partially offset by a decrease in average mortgage-backed securities of $111.9 million. The increase in average loans was due to originated loan growth as well as loan pool purchases. Net interest income for the quarter ended September 30, 2017, included loan prepayment income of $366,000 as compared to $459,000 for the quarter ended September 30, 2016. Yields earned on interest-earning assets increased six basis points to 3.64% for the quarter ended September 30, 2017, from 3.58% for the quarter ended September 30, 2016, primarily driven by higher yields on average securities, Federal Home Loan Bank of New York stock and interest-earning deposits in financial institutions, partially offset by lower yields on average loans. The cost of interest-bearing liabilities increased eight basis points to 0.86% for the current quarter as compared to 0.78% for the comparable prior year quarter, due to higher rates across all interest-bearing deposits and borrowed funds.

The provision for loan losses increased by $16,000 to $488,000 for the quarter ended September 30, 2017, from $472,000 for the quarter ended September 30, 2016, primarily due to growth in the loan portfolio, partially offset by declines in non-performing loans and lower net charge-offs. Net recoveries were $6,000 for the quarter ended September 30, 2017, compared to net charge-offs of $449,000 for the quarter ended September 30, 2016.

Non-interest income remained relatively stable at $2.6 million for the quarter ended September 30, 2017, as compared to $2.7 million for the quarter ended September 30, 2016.

Non-interest expense decreased $549,000, or 3.2%, to $16.8 million for the quarter ended September 30, 2017, from $17.4 million for the quarter ended September 30, 2016. The decrease was due primarily to a decrease of $519,000 in data processing fees, related to a contract termination fee associated with the Hopewell Valley acquisition incurred in the comparable prior year quarter.

The Company recorded income tax expense of $4.5 million for the quarter ended September 30, 2017, compared to $3.8 million for the quarter ended September 30, 2016. The effective tax rate for the quarter ended September 30, 2017, was 35.8% compared to 34.2% for the quarter ended September 30, 2016.

Comparison of Operating Results for the Three Months Ended September 30, 2017, and June 30, 2017

Net income was $8.1 million and $8.4 million for the quarters ended September 30, 2017, and June 30, 2017, respectively. Significant variances from the prior quarter are as follows: a $443,000 increase in net interest income, a $23,000 decrease in the provision for loan losses, a $178,000 increase in non-interest income, a $210,000 increase in non-interest expense, and a $718,000 increase in income tax expense.

Net interest income for the quarter ended September 30, 2017, increased by $443,000, or 1.6%, primarily due to an increase in our average interest-earning assets of $25.8 million, or 0.7%, while net interest margin remained level at 2.97%. The increase in our average interest-earning assets was due primarily to an increase in average loans outstanding of $23.4 million. Net interest income for the quarter ended September 30, 2017, included loan prepayment income of $366,000 as compared to $193,000 for the quarter ended June 30, 2017. Yields earned on interest-earning assets increased three basis points to 3.64% for the quarter ended September 30, 2017, from 3.61% for the quarter ended June 30, 2017, driven by an increase in the yield on average loans. The cost of interest-bearing liabilities increased four basis points to 0.86% for the quarter ended September 30, 2017, as compared to 0.82% for the quarter ended June 30, 2017, primarily due to higher rates on certificates of deposit and borrowed funds.

The provision for loan losses decreased by $23,000 to $488,000 for the quarter ended September 30, 2017, from $511,000 for the quarter ended June 30, 2017. Net recoveries were $6,000 for the quarter ended September 30, 2017, compared to net charge-offs of $190,000 for the quarter ended June 30, 2017.

Non-interest income increased $178,000, or 7.3%, to $2.6 million for the quarter ended September 30, 2017, from $2.4 million for the quarter ended June 30, 2017. The increase was primarily due to a $131,000 increase in fees and service charges for customers and an $81,000 increase in gains on securities transactions, net.

Non-interest expense increased $210,000, or 1.3%, to $16.8 million for the quarter ended September 30, 2017, from $16.6 million for the quarter ended June 30, 2017, due primarily to an increase of $111,000 in occupancy expenses, due to higher seasonal costs, and an increase of $258,000 in other expenses driven by higher advertising costs due to the timing of the Company's advertising campaigns, partially offset by a $181,000 decrease in compensation and employee benefits, primarily attributable to lower medical benefit costs.

The Company recorded income tax expense of $4.5 million for the quarter ended September 30, 2017, compared to $3.8 million for the quarter ended June 30, 2017. The effective tax rate for the quarter ended September 30, 2017 was 35.8% compared to 31.2% for the quarter ended June 30, 2017. The effective tax rate for the quarter ended June 30, 2017, was favorably impacted by the adoption of ASU 2016-09 which resulted in a $593,000 reduction in income tax expense related to the exercise or vesting of equity awards during that quarter which were previously recorded through equity as an adjustment to additional paid in capital. There was no exercise or vesting of equity awards during the quarter ended September 30, 2017.

Comparison of Operating Results for the Nine Months Ended September 30, 2017 and 2016

Net income was $26.5 million and $17.9 million for the nine months ended September 30, 2017, and September 30, 2016, respectively. Significant variances from the comparable prior year period are as follows: a $4.3 million increase in net interest income, a $1.0 million increase in the provision for loan losses, a $1.8 million increase in non-interest income, a $5.4 million decrease in non-interest expense, and a $1.9 million increase in income tax expense.

Net interest income for the nine months ended September 30, 2017, increased $4.3 million, or 5.6%, to $80.9 million, from $76.6 million for the nine months ended September 30, 2016, primarily due to a $187.1 million, or 5.5%, increase in our average interest-earning assets, while the net interest margin remained level at 2.99%. The increase in average interest-earning assets was due primarily to an increase in average loans outstanding of $297.5 million, partially offset by decreases in average mortgage-backed securities of $107.4 million and interest-earning deposits in financial institutions of $12.9 million. The increase in average loans was primarily due to originated loan growth. Net interest income for the nine months ended September 30, 2017, included loan prepayment income of $886,000 as compared to $1.4 million for the nine months ended September 30, 2016. Yields earned on interest-earning assets increased one basis point to 3.63% for the nine months ended September 30, 2017, from 3.62% for the nine months ended September 30, 2016, primarily driven by higher yields on average securities, Federal Home Loan Bank of New York stock and interest-earning deposits in financial institutions, partially offset by lower yields on average loans. The cost of interest-bearing liabilities increased one basis point to 0.82% for the nine months ended September 30, 2017, as compared to 0.81% for the nine months ended September 30, 2016, primarily due to higher rates on certificates of deposit.

The provision for loan losses increased by $1.0 million to $1.4 million for the nine months ended September 30, 2017, from $355,000 for the nine months ended September 30, 2016, primarily due to growth in the loan portfolio, partially offset by declines in non-performing loans and net recoveries during the nine months ended September 30, 2017. Net recoveries for the nine months ended September 30, 2017, were $133,000, primarily relating to insurance proceeds received from a previously charged-off loan, as compared to net charge-offs of $785,000 for the comparative prior year period.

Non-interest income increased $1.8 million, or 23.8%, to $9.2 million for the nine months ended September 30, 2017, from $7.4 million for the nine months ended September 30, 2016, primarily due to an increase of $1.4 million in income on bank owned life insurance, attributable to insurance proceeds in excess of the related cash surrender value of the policies, and an increase of $389,000 in gains on securities transactions, net. Securities gains, net, during the nine months ended September 30, 2017, included gains of $1.0 million related to the Company’s trading portfolio, compared to gains of $389,000 in the comparative prior year period. The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the Company's deferred compensation plan (the Plan). The participants of this Plan, at their election, defer a portion of their compensation. Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values. Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the Plan.

Non-interest expense decreased $5.4 million, or 9.5%, to $51.0 million for the nine months ended September 30, 2017, from $56.4 million for the nine months ended September 30, 2016. The decrease was primarily due to a $3.9 million reduction in merger-related expenses associated with the Hopewell Valley acquisition reflected in the first nine months of 2016. Compensation and employee benefits expense decreased $1.6 million, due primarily to a reduction in severance, retention, and change-in-control compensation associated with the Hopewell Valley acquisition in the prior year period, partially offset by annual merit-related salary increases and an increase in expenses related to the Company’s deferred compensation plan, which is described above, and which has no effect on net income. Data processing fees decreased $1.5 million, primarily due to non-recurring conversion costs and contract termination costs associated with the Hopewell Valley acquisition incurred in the prior year period. Professional fees decreased $587,000 due to non-recurring merger-related professional fees associated with the Hopewell Valley acquisition incurred in the prior year period. FDIC insurance expense decreased by $423,000 due to a reduction in the FDIC's assessment rates for depository institutions with less than $10.0 billion in assets, which became effective in the quarter ended September 30, 2016. Other expense decreased by $1.0 million, primarily due to lower directors' equity award expense, related to the retirement of three directors.

The Company recorded income tax expense of $11.3 million for the nine months ended September 30, 2017, compared to $9.4 million for the nine months ended September 30, 2016. The effective tax rate for the nine months ended September 30, 2017, was 29.9% compared to 34.4% for the nine months ended September 30, 2016. The Company adopted ASU 2016-09 in the first quarter of 2017, which resulted in a $2.3 million reduction in income tax expense related to the exercise or vesting of equity awards during the nine months ended September 30, 2017. Previously, these tax benefits were recorded through equity as an adjustment to additional paid in capital. In addition, the effective tax rate for the nine months ended September 30, 2017, also was affected by $1.5 million of tax-exempt income from bank owned life insurance proceeds in excess of the cash surrender value of the policies. In accordance with applicable accounting standards, the tax effect will be recognized evenly throughout the year.

Financial Condition
Total assets increased $156.7 million, or 4.1%, to $4.01 billion at September 30, 2017, from $3.85 billion at December 31, 2016. The increase was primarily due to an increase in loans held-for-investment, net, of $163.8 million and an increase in cash and cash equivalents of $7.2 million, partially offset by a decrease in securities available-for-sale of $16.3 million.

As of September 30, 2017, we estimate that our non-owner occupied commercial real estate concentration (as defined by regulatory guidance issued in 2006) to total risk-based capital was approximately 401.3%. Management believes that Northfield Bank (the Bank) has implemented appropriate risk management practices including risk assessments, board approved underwriting policies and related procedures which include, monitoring bank portfolio performance, performing market analysis (economic and real estate), and stressing of the Bank’s commercial real estate portfolio under severe adverse economic conditions. Although management believes the Bank has implemented appropriate policies and procedures to manage our commercial real estate concentration risk, the Bank’s regulators could require us to implement additional policies and procedures or could require us to maintain higher levels of regulatory capital, which might adversely affect our loan originations, ability to pay dividends, and profitability.

Loans held-for-investment, net, increased $163.8 million to $3.13 billion at September 30, 2017, from $2.97 billion at December 31, 2016. Originated loans held-for-investment, net, totaled $2.36 billion at September 30, 2017, as compared to $2.14 billion at December 31, 2016. The increase was primarily due to an increase in multifamily real estate loans of $183.7 million, or 12.2%, partially offset by decreases in acquired loans and purchased credit-impaired (PCI) loans.

The following tables detail our multifamily real estate originations for the nine months ended September 30, 2017 and 2016 (dollars in thousands):

For the Nine Months Ended September 30, 2017
Multifamily Originations	Weighted Average Interest Rate	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$247,421	3.61%	60%	80	V	15 to 30 Years
750	5.07%	48%	1	V	25 Years
16,640	3.95%	44%	180	F	15 Years
$264,811	3.63%	59%

For the Nine Months Ended September 30, 2016
Multifamily Originations	Weighted Average Interest Rate	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$219,975	3.42%	63%	81	V	30 Years
7,075	3.66%	41%	131	F	15 Years
$227,050	3.43%	62%
Originated loans held-for-investment, net, include funded participations of $39.2 million for the nine months ended September 30, 2017, including $22.5 million in commercial real estate loans, and $16.7 million in construction loans. For the three months ended September 30, 2017, funded participations totaled $27.2 million.
Acquired loans decreased by $48.2 million to $745.1 million at September 30, 2017, from $793.2 million at December 31, 2016, primarily due to paydowns, partially offset by purchases of one-to-four family residential mortgage and multifamily real estate loan pools totaling $58.7 million in the nine months ended September 30, 2017. The geographic locations of the properties collateralizing the loans are as follows: 63.9% in New York, 10.0% in California, and 26.1% in other states. The following table provides the details of the loans pools purchased during the nine months ended September 30, 2017 (dollars in thousands):

Purchase Amount	Loan Type	Weighted Average Interest Rate(1)	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Original Amortization Term
$29,286	Residential	2.89%	57%	1	V	30 Years
18,774	Multifamily	3.35%	55%	53	V	30 Years
3,399	Multifamily	3.40%	58%	46	F	30 Years
7,280	Multifamily	3.35%	51%	58	V	30 Years
$58,739		3.12%	56%
(1) Net of servicing fee retained by the originating bank
PCI loans totaled $26.0 million at September 30, 2017, as compared to $30.5 million at December 31, 2016. The majority of the PCI loan balance consists of loans acquired as part of a Federal Deposit Insurance Corporation-assisted transaction. The Company accreted interest income of $1.4 million and $4.1 million attributable to PCI loans for the three and nine months ended September 30, 2017, respectively, as compared to $1.3 million and $4.0 million for the three and nine months ended September 30, 2016, respectively.

The Company’s available-for-sale securities portfolio totaled $482.6 million at September 30, 2017, compared to $498.9 million at December 31, 2016, with the decrease being primarily attributable to paydowns, partially offset by purchases. At September 30, 2017, $407.6 million of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. In addition, the Company held $73.1 million in corporate bonds, all of which were considered investment grade at September 30, 2017, and other securities of $1.9 million (including $93,000 of equity investments in money market mutual funds).

Total liabilities increased $132.9 million, or 4.1%, to $3.36 billion at September 30, 2017, from $3.23 billion at December 31, 2016. The increase was primarily attributable to an increase in deposits of $21.8 million, and other borrowings of $114.5 million, partially offset by a decrease in securities sold under agreements to repurchase of $4.0 million.

Deposits increased $21.8 million, or 0.8%, to $2.74 billion at September 30, 2017, as compared to $2.71 billion at December 31, 2016. The increase was attributable to increases of $151.5 million in certificates of deposit, and $3.7 million in money market accounts, partially offset by decreases of $67.9 million in transaction accounts and $65.5 million in savings accounts.

Borrowings and securities sold under agreements to repurchase increased by $110.5 million, or 23.3%, to $583.7 million at September 30, 2017, from $473.2 million at December 31, 2016. Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent as part of leverage strategies. The following is a table of term borrowing maturities (excluding capitalized leases and overnight borrowings) and the weighted average rate by year at September 30, 2017 (dollars in thousands):

Year	Amount	Weighted Average Rate
2017	$127,000	1.30%
2018	142,715	1.66%
2019	123,502	1.48%
2020	90,000	1.65%
2021	70,000	1.80%
Thereafter	20,000	1.97%
	$573,217	1.57%

Total stockholders’ equity increased by $23.9 million to $645.0 million at September 30, 2017, from $621.2 million at December 31, 2016. The increase was primarily attributable to net income of $26.5 million for the nine months ended September 30, 2017, and to a lesser extent a $6.5 million increase related to equity award activity, and a $1.9 million reduction in unrealized losses on our securities available-for-sale portfolio. These increases were partially offset by dividend payments of $11.0 million.
Asset Quality

The following table details total originated and acquired (excluding PCI) non-accrual loans, non-performing loans, non-performing assets, troubled debt restructurings on which interest is accruing, and accruing loans 30 to 89 days delinquent at September 30, 2017, and December 31, 2016 (dollars in thousands):

	September 30, 2017	December 31, 2016
Non-accrual loans:
Held-for-investment
Real estate loans:
Commercial	$4,116	$5,513
One-to-four family residential	738	1,629
Multifamily	418	43
Home equity and lines of credit	112	127
Commercial and industrial	75	9
Total non-accrual loans	5,459	7,321
Loans delinquent 90 days or more and still accruing:
Held-for-investment
Real estate loans:
One-to-four family residential	74	52
Home equity and lines of credit	52	8
Other	47	—
Total loans delinquent 90 days or more and still accruing	173	60
Total non-performing loans	5,632	7,381
Other real estate owned	850	850
Total non-performing assets	$6,482	$8,231
Non-performing loans to total loans	0.18%	0.25%
Non-performing assets to total assets	0.16%	0.21%
Loans subject to restructuring agreements and still accruing	$20,164	$20,628
Accruing loans 30 to 89 days delinquent	$11,380	$10,100

Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status totaled $11.4 million and $10.1 million at September 30, 2017, and December 31, 2016, respectively. The following table sets forth delinquencies for accruing loans by type and by amount at September 30, 2017, and December 31, 2016 (dollars in thousands):

	September 30, 2017	December 31, 2016
Held-for-investment
Real estate loans:
Commercial	$5,112	$4,578
One-to-four family residential	4,015	3,621
Multifamily	1,706	1,440
Home equity and lines of credit	331	263
Commercial and industrial loans	206	148
Other loans	10	50
Total delinquent accruing loans held-for-investment	$11,380	$10,100

PCI Loans (Held-for-Investment)

At September 30, 2017, 8.6% of PCI loans were past due 30 to 89 days, and 18.2% were past due 90 days or more, as compared to 6.6% and 19.3%, respectively, at December 31, 2016.

About Northfield Bank

Northfield Bank, founded in 1887, operates 38 full-service banking offices in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.
Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc.  Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong.  They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, and adverse changes in the securities markets.  Consequently, no forward-looking statement can be guaranteed.  Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables to follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

	At or For the Three Months Ended			At or For the Nine Months Ended
	September 30,		June 30,	September 30,
	2017	2016	2017	2017	2016
Selected Financial Ratios:
Performance Ratios(1):
Return on assets (ratio of net income to average total assets) (8) (9) (11)	0.82%	0.77%	0.86%	0.91%	0.65%
Return on equity (ratio of net income to average equity) (8) (9) (11)	5.01	4.68	5.30	5.57	3.92
Average equity to average total assets	16.42	16.35	16.26	16.33	16.55
Interest rate spread	2.78	2.80	2.79	2.81	2.81
Net interest margin	2.97	2.98	2.97	2.99	2.99
Efficiency ratio(2) (9) (10)	56.16	60.09	56.63	56.57	67.07
Non-interest expense to average total assets (10)	1.70	1.83	1.70	1.75	2.04
Non-interest expense to average total interest-earning assets (10)	1.83	1.97	1.84	1.89	2.20
Average interest-earning assets to average interest-bearing liabilities	128.51	129.51	128.63	128.62	128.74
Asset Quality Ratios:
Non-performing assets to total assets	0.16	0.28	0.19	0.16	0.28
Non-performing loans(3) to total loans(4)	0.18	0.36	0.21	0.18	0.36
Allowance for loan losses to non-performing loans held-for-investment(5)	463.40	229.21	441.01	463.40	229.23
Allowance for loan losses to originated loans held-for-investment, net(6)	1.07	1.13	1.07	1.07	1.13
Allowance for loan losses to total loans held-for-investment, net(7)	0.83	0.83	0.84	0.83	0.83

(1)	Annualized when appropriate.

(2)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

(3)
Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing (excluding PCI loans), and are included in total loans held-for-investment, net, and non-performing loans held-for-sale.

(4)	Includes originated loans held-for-investment, PCI loans, acquired loans and non-performing loans held-for-sale (where applicable).

(5)	Excludes nonperforming loans held-for-sale (where applicable), carried at lower of aggregate cost or estimated fair value, less costs to sell.

(6)	Excludes PCI loans, acquired loans held-for-investment and loans held-for-sale (where applicable) and related reserve balances.

(7)	Includes PCI and acquired loans held-for-investment.
(8) The three months ended June 30, 2017, includes a $593,000 decrease in income tax expense from the adoption of ASU 2016-09 related to the exercise or vesting of equity awards which were previously recorded through equity as an adjustment to additional paid in capital. The nine months ended September 30, 2017, includes a $2.3 million decrease in income tax expense from the adoption of ASU 2016-09.
(9) The nine months ended September 30, 2017, includes $1.5 million of tax-exempt income from bank owned life insurance proceeds in excess of the cash surrender value of the policies.
(10) The three and nine months ended September 30, 2016, include pre-tax charges of $477,000 and $3.9 million, respectively, associated with the acquisition of Hopewell Valley.
(11) The three and nine months ended September 30, 2016, include charges of $286,000 and $2.4 million, net of tax, respectively, associated with the acquisition of Hopewell Valley.

NORTHFIELD BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts) (unaudited)

	September 30, 2017	December 31, 2016
ASSETS:
Cash and due from banks	$15,007	$18,412
Interest-bearing deposits in other financial institutions	88,234	77,673
Total cash and cash equivalents	103,241	96,085
Trading securities	9,225	7,857
Securities available-for-sale, at estimated fair value	482,626	498,897
Securities held-to-maturity, at amortized cost	9,983	10,148
(estimated fair value of $9,997 at September 30, 2017, and $10,118 at December 31, 2016)
Loans held-for-sale	1,506	—
Originated loans held-for-investment, net	2,360,864	2,144,346
Loans acquired	745,063	793,240
Purchased credit-impaired (PCI) loans held-for-investment	25,960	30,498
Loans held-for-investment, net	3,131,887	2,968,084
Allowance for loan losses	(26,099)	(24,595)
Net loans held-for-investment	3,105,788	2,943,489
Accrued interest receivable	10,249	9,714
Bank owned life insurance	149,657	148,047
Federal Home Loan Bank of New York stock, at cost	29,771	25,123
Premises and equipment, net	25,504	26,910
Goodwill	38,411	38,411
Other real estate owned	850	850
Other assets	40,017	44,563
Total assets	$4,006,828	$3,850,094

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Deposits	$2,735,402	$2,713,587
Securities sold under agreements to repurchase	4,000	8,000
Federal Home Loan Bank advances and other borrowings	579,690	465,206
Advance payments by borrowers for taxes and insurance	14,265	12,331
Accrued expenses and other liabilities	28,422	29,774
Total liabilities	3,361,779	3,228,898
Total stockholders’ equity	645,049	621,196
Total liabilities and stockholders’ equity	$4,006,828	$3,850,094

Total shares outstanding	48,880,772	48,526,658
Tangible book value per share (1)	$12.38	$11.97

(1)
Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Core deposit intangibles were $1.5 million and $1.7 million at September 30, 2017, and December 31, 2016, respectively, and are included in other assets.

NORTHFIELD BANCORP, INC.
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except share and per share amounts) (unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2017	2016	2017	2017	2016
Interest income:
Loans	$30,424	$28,222	$29,653	$89,085	$82,792
Mortgage-backed securities	2,175	2,665	2,260	6,791	8,322
Other securities	370	252	283	905	662
Federal Home Loan Bank of New York dividends	365	302	325	1,061	861
Deposits in other financial institutions	191	84	139	412	225
Total interest income	33,525	31,525	32,660	98,254	92,862
Interest expense:
Deposits	4,168	3,545	3,899	11,687	10,672
Borrowings	2,005	1,729	1,852	5,629	5,570
Total interest expense	6,173	5,274	5,751	17,316	16,242
Net interest income	27,352	26,251	26,909	80,938	76,620
Provision for loan losses	488	472	511	1,371	355
Net interest income after provision for loan losses	26,864	25,779	26,398	79,567	76,265
Non-interest income:
Fees and service charges for customer services	1,238	1,255	1,107	3,563	3,627
Income on bank owned life insurance	970	1,008	1,010	4,438	3,001
Gains on securities transactions, net	337	362	256	1,001	612
Other	70	42	64	197	189
Total non-interest income	2,615	2,667	2,437	9,199	7,429
Non-interest expense:
Compensation and employee benefits	9,593	9,565	9,774	29,339	30,891
Occupancy	2,807	2,828	2,696	8,460	8,597
Furniture and equipment	279	349	287	871	1,074
Data processing	1,155	1,674	1,120	3,436	4,919
Professional fees	569	684	595	2,034	2,621
FDIC insurance	279	256	258	795	1,218
Other	2,146	2,021	1,888	6,055	7,050
Total non-interest expense	16,828	17,377	16,618	50,990	56,370
Income before income tax expense	12,651	11,069	12,217	37,776	27,324
Income tax expense	4,525	3,782	3,807	11,292	9,392
Net income	$8,126	$7,287	$8,410	$26,484	$17,932
Net income per common share:
Basic	$0.18	$0.16	$0.19	$0.59	$0.40
Diluted	$0.17	$0.16	$0.18	$0.57	$0.39
Basic average shares outstanding	45,492,713	44,556,682	45,252,136	45,257,199	44,282,476
Diluted average shares outstanding	46,741,223	45,720,752	46,831,362	46,834,347	45,555,262

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Three Months Ended
	September 30, 2017			June 30, 2017			September 30, 2016
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$3,065,206	$30,424	3.94%	$3,041,774	$29,653	3.91%	$2,810,377	$28,222	3.99%
Mortgage-backed securities (3)	413,627	2,175	2.09	428,757	2,260	2.11	525,487	2,665	2.02
Other securities (3)	77,170	370	1.90	61,202	283	1.85	60,373	252	1.66
Federal Home Loan Bank of New York stock	26,422	365	5.48	26,600	325	4.90	24,667	302	4.87
Interest-earning deposits in financial institutions	71,606	191	1.06	69,928	139	0.80	82,016	84	0.41
Total interest-earning assets	3,654,031	33,525	3.64	3,628,261	32,660	3.61	3,502,920	31,525	3.58
Non-interest-earning assets	265,652			282,492			283,900
Total assets	$3,919,683			$3,910,753			$3,786,820

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$1,686,677	$2,033	0.48%	$1,731,451	$2,079	0.48%	$1,654,778	$1,877	0.45%
Certificates of deposit	653,512	2,135	1.30	593,492	1,820	1.23	583,488	1,668	1.14
Total interest-bearing deposits	2,340,189	4,168	0.71	2,324,943	3,899	0.67	2,238,266	3,545	0.63
Borrowed funds	503,240	2,005	1.58	495,656	1,852	1.50	466,476	1,729	1.47
Total interest-bearing liabilities	2,843,429	6,173	0.86	2,820,599	5,751	0.82	2,704,742	5,274	0.78
Non-interest bearing deposits	378,191			382,353			400,856
Accrued expenses and other liabilities	54,278			71,853			62,104
Total liabilities	3,275,898			3,274,805			3,167,702
Stockholders' equity	643,785			635,948			619,118
Total liabilities and stockholders' equity	$3,919,683			$3,910,753			$3,786,820

Net interest income		$27,352			$26,909			$26,251
Net interest rate spread (4)			2.78%			2.79%			2.80%
Net interest-earning assets (5)	$810,602			$807,662			$798,178
Net interest margin (6)			2.97%			2.97%			2.98%
Average interest-earning assets to interest-bearing liabilities			128.51%			128.63%			129.51%

(1)	Average yields and rates are annualized.

(2)	Includes non-accruing loans.

(3)	Securities available-for-sale and other securities are reported at amortized cost.

(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(6)	Net interest margin represents net interest income divided by average total interest-earning assets.

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Nine Months Ended
	September 30, 2017			September 30, 2016
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$3,027,517	$89,085	3.93%	$2,730,006	$82,792	4.05%
Mortgage-backed securities (3)	431,186	6,791	2.11	538,568	8,322	2.06
Other securities (3)	65,603	905	1.84	57,030	662	1.55
Federal Home Loan Bank of New York stock	26,458	1,061	5.36	25,159	861	4.57
Interest-earning deposits in financial institutions	64,164	412	0.86	77,035	225	0.39
Total interest-earning assets	3,614,928	98,254	3.63	3,427,798	92,862	3.62
Non-interest-earning assets	277,263			262,748
Total assets	$3,892,191			$3,690,546

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$1,717,916	$6,142	0.48%	$1,594,088	$5,773	0.48%
Certificates of deposit	594,100	5,545	1.25	579,227	4,899	1.13
Total interest-bearing deposits	2,312,016	11,687	0.68	2,173,315	10,672	0.66
Borrowed funds	498,640	5,629	1.51	489,300	5,570	1.52
Total interest-bearing liabilities	2,810,656	17,316	0.82	2,662,615	16,242	0.81
Non-interest bearing deposits	381,173			367,454
Accrued expenses and other liabilities	64,859			49,825
Total liabilities	3,256,688			3,079,894
Stockholders' equity	635,503			610,652
Total liabilities and stockholders' equity	$3,892,191			$3,690,546

Net interest income		$80,938			$76,620
Net interest rate spread (4)			2.81%			2.81%
Net interest-earning assets (5)	$804,272			$765,183
Net interest margin (6)			2.99%			2.99%
Average interest-earning assets to interest-bearing liabilities			128.62%			128.74%

(1)	Average yields and rates are annualized.

(2)	Includes non-accruing loans.

(3)	Securities available-for-sale and other securities are reported at amortized cost.

(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(6)	Net interest margin represents net interest income divided by average total interest-earning assets.